Exhibit 107

Calculation of Filing Fee Table

Form S-1

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(Form Type)

VALUENCE MERGER CORP. I

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Equity	Units, each consisting of one Class A ordinary shares $0.0001 par value and one-half of one warrant (2)	23,000,000 Units	$10.00	$230,000,000	21,321
Equity	Class A ordinary shares included as part of the units(3)	23,000,000 Shares	—	—	—	(4)
Equity	Redeemable warrants included as part of the units(3)	11,500,000 Warrants	—	—	—	(4)
Equity	Class A ordinary shares underlying warrants	11,500,000 Shares	$11.50	$132,250,000	$12,260
Total				$362,250,000	$33,581

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Includes 3,000,000 units, consisting of 3,000,000 Class A ordinary shares and 1,500,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3) Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends, or similar transactions.

(4) No fee pursuant to Rule 457(g).